Exhibit 10.2

Directors’ Compensation

Each director receives as compensation for serving on the Board of Directors and committees of the Board:

•	An annual retainer of $15,000;

•	An annual retainer of $18,000 for the Chairman of the Audit Committee;

•	A per meeting fee of $1,000 for attendance at regular and special meetings of the Board; and

•	A per meeting fee for attendance at meetings of the following committees:

Audit	$750
Compensation	500
Corporate Governance and Nomination	500
Investment	500
Risk Management and Compliance	500
Strategic Opportunities	500